Exhibit 2.2

CREDIT AGREEMENT

dated as of
September 12, 2018

by and among

BIOCERES S.A.,
as Borrower,

RASA HOLDING LLC
as Guarantor,

And

BAF LATAM CREDIT FUND B.V.,
as Lender

This CREDIT AGREEMENT, dated as of September 12, 2018 (this “Agreement” or “Master Agreement”), is entered into by and among BIOCERES S.A., an Argentinian company, domiciled at 210 bis Ocampo St., City of Rosario (the “Borrower”), RASA HOLDING LLC, a Delaware limited liability company, domiciled at 1209 Orange St., Wilmington, New Castle, Delaware (19801) (“Guarantor 1”), and BAF LATAM CREDIT FUND B.V., a Netherlands company, domiciled at 7 De Boelelaan St., Amsterdam (1083HJ), The Netherlands, represented herein by the signatories indicated on the signature pages hereof (the “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower and the Guarantor are related companies,

WHEREAS, Guarantor is willing to guarantee the Obligations of the Borrower hereunder on a joint and several basis;

WHEREAS, the Borrower has requested that the Lender extend credit in the form of Loans to be advanced from time to time during the Availability Period, in an aggregate principal amount not in excess of 5,000,000.00 (DOLLARS FIVE MILLIONS 00/100), the proceeds of such Loans to be used to finance working capital to prefinance its export operations and of its Affiliates companies, and other corporate affairs;

WHEREAS, the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

SECTION 1.01.   Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means each Person obligated on an Assigned Account as specified in Schedule 1 and any other Person from time to time added to Schedule 1 with the prior consent of the Lender.

“Accounting Standards” accounting standards generally applied in Argentina.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder, (b) the United Kingdom Bribery Act

2010, (c) Sections 256 to 259 of the Argentine Criminal Code (Código Penal de la Nación), Argentine Law No. 25,188 and Argentine National Decree No. 41/99, (d) the Inter-American Convention against Corruption (Convención Interamericana contra la Corrupción) approved by Argentine Law No. 24,759, (e) Argentine law No. 27,401 on criminal responsibility of legal entities, (f) the United Nations Convention against Illicit Traffic in Narcotic Drugs and Money Laundering 1988, Law No. 24,072, passed in April 1992 and other anti-corruption convention signed without reservations by Argentina and (g) any other legislation similar to the foregoing in other jurisdictions.

“Applicable Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Argentine Corporations Law” means Argentine Law No. 19,550, as amended and supplemented.

“Assigned Account” means all collection rights of a Loan Party of a monetary obligation under any commercial transaction between the Borrower, Guarantor and/or Affiliate and an Assigned Debtor, details of which shall be attached to the Assignment Agreement, that shall be assigned by such Loan Party to the Lender under the terms of the Assignment Agreement.

“Assignment Agreement” means the assignment agreement between the Borrower, the Guarantor and/or its Affiliates, and the Lender, substantially in the form of Exhibit C, in the even that ant commercial transaction between the Borrower, the Guarantor and/or its Affiliates and an Assigned Debtor is consummated, pursuant to which the Borrower, the Guarantor and/or its Affiliates assign[s] the Assigned Accounts to the Lender as collateral security for the Obligations.

“Availability Period” means the period from and including the Dosing Date to but including, the earlier of (a) December 31st 2018 and (b) the date of termination of the Facility.

“Borrower” has the meaning specified in the introductory paragraph hereof.

“Borrower Account” means the account of the Borrower at:

Bank: HSBC Bank USA N.A.
Fifth Avenue Office
452 Fifth Avenue
New York New York 10018
Routing No.: 021001088
ABA No.. 021001088
Swift Code: MRMDUS33
Account No.: 048-35165-2
Beneficiario: BIOCERES S.A.

or such other account as may be designated by the Borrower and notified to the Lender in writing.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with 2.02, substantially in the form of Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in the City of Buenos Aires or New York City are authorized or required by law to close.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (i) a consolidation or merger with or into any other corporation or other entity or person, or any other corporate reorganization or transaction, in which the stockholders immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization or (ii) a sale, lease, conveyance, exclusive license or other disposition of all or substantially all of its assets, with the exception of the sale of any assets to Union Acquisition Corporation.

“Closing Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all “Collateral”, “Security Assets” or any term of similar meaning, as defined in any applicable Collateral Document, and any and all property of  whatever kind or nature subject to or purported to be subject to a Lien under any Collateral Document.

“Collateral Documents” means the Assignment Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America (Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.) and all other liquidation,

conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America, the Republic of Argentina, or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 7.07.

“Dividend Payment” means, collectively, (a) all distributions of a Loan Party and its Subsidiaries (in cash, property, or obligations) on, (b) other payments or distributions on account of, (c) the setting apart of money for a sinking or other analogous fund for.

“Dollar Securities” means any [Argentine] public foreign debt instruments denominated in Dollars and/or any other public or private bond or tradable security issued in [Argentina] and denominated in Dollars.

“Dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” has the meaning specified in Section 9.01.

“Existing Shareholders” means each of the Persons listed on Schedule 4,

“Facility” means the credit facility made available under this Agreement as described in Section 2.01.

“Facility Amount” means the maximum aggregate principal amount of Loans that the Lender makes available to the Borrower under Section 2.03, as such amount may be reduced from time to time pursuant to Section 2.04. The initial Facility Amount is $ 5,000,000.00 (DOLLARS FIVE MILLIONS 001/00).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other executive financial officer of the Borrower

“Governmental Authority” means the government of the United States of America, the Republic of Argentina, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” has the meaning specified in the introductory paragraph hereof.

“Guaranty” means the guaranty of the Obligations of the Borrower made by the Guarantor pursuant to Article IV of this Agreement

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (e) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (d) above, and (f) any guaranties, bonds or any other form of security issued by such Person in its favor or in favor of any other third party

“Interest Payment Date” means each repayment date for repayment of Interest as foreseen in each Borrowing Request.

“Interest Rate” has the meaning specified in Section 2.08 herein

“Lender” has the meaning specified in the introductory paragraph hereof.

“Lender Account” means the account of the Lender at:

Intermediary Bank:
Bank of New York
One Wall Street

US-New York
ABA: 021000018
Swift-Code: IRVTUS3NXXX

Beneficiary Bank:
Credit Suisse, Zurich
Swift Code: CRESCHZZ80A

Beneficiary information:
Beneficiary: BAF Latam Credit Fund B.V.
Address: De Boelelaan 7, Amsterdam, The Netherlands
Beneficiary account #: 2400593-22
IBAN: CH07 0486 6240 0593 2200 0

or such other account as may be designated by the Lender and notified to the Borrower in writing.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Collateral Document, each Promissory Note and each Borrowing Request (and each document relating to the Assigned Accounts or any other Collateral Document) and any other agreement entered into in connection herewith by any Loan Party with or in favor of the Lender, in each case including schedules and exhibits thereto, any amendments, modifications or supplements thereto or waivers thereof and any other document, certificate, instrument or agreement designated as a Loan Document by any Loan Party and the Lender.

“Loan Party” means the Borrower and the Guarantor.

“Loans” means the loans made by the Lender to the Borrower pursuant to this Agreement.

“Loans and Guaranties” of any Person means any loan granted by such Person in favor of any other third person or entity.

“Master Agreement” has the meaning specified in the introductory paragraph hereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, operations, assets or condition (financial or otherwise), or prospects of any of the Loan Parties and its Subsidiaries taken as a whole or any Guarantor and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of any of the Loan parties or any Guarantor to perform any of the Obligations or its guaranty of the obligations (as applicable), (ii) the legality, validity, binding effect or enforceability against any of the Loan

Parties or any other Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Document

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees —if applicable— that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, expenses, fees. indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the applicable Loan Party.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pesos” or “ARS” means lawful money of the Republic of Argentina.

“Process Agent” has the meaning specified in Section 10.09(e).

“Promissory Note” means any promissory note of the Borrower issued pursuant to Section 2.03(b), substantially in the form of Exhibit B.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.

“Repayment Date” has the meaning specified in Section 2.02(a)(iii).

“Specified Assigned Account” has the meaning specified in Section 3.01(b).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Sum Due” has the meaning specified in Section 2.02(a)(iii).

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means 180 (one hundred and eighty) days as of the end of the Availability Period.

“Total Banking and Financial Debt” means, in relation to the Borrower, as applicable, the debt taken from banking and financial entities, and those represented with bonds, debts of financial trusts, and leasing debts (either short-term debt or long-term debt) minus cash and cash equivalents of Borrower according to the last audited financial statements.

SECTION 1.02.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words Include’, Includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “properly” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II
Facility and Loans

SECTION 2.01.  Facility. (a) Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the aggregate principal amount of Loans outstanding at any time to exceed the Facility Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay, prepay Loans.

(b) The Facility is an uncommitted facility and therefore the Lender has the sole and absolute discretion to determine whether or not to make any Loan under this Agreement.

SECTION 2.02.  Borrowing Requests. (a) To request a Loan, the Borrower shall deliver a Borrowing Request, duly completed and executed by each Loan Party, to the Lender, not later than fifteen (15) Business Days before the date of the proposed Loan (or such shorter period as may be acceptable to the Lender in its sole discretion). Each such Borrowing Request shall be irrevocable and shall specify the following information:

(i) the aggregate principal amount of the requested Loan,

(ii) the interest rate to apply to the aggregate principal amount of the requested Loan as agreed between the Borrower and the Lender;

(iii) the repayment date of the requested Loan (the “Repayment Date”) and the aggregate amount expected to be payable on such repayment date (the “Sum Due”), calculated on the basis of the agreed interest rate applicable to such Loan;

(b) Together with each Borrowing Request, the Borrower shall prepare, execute and deliver to the Lender a Promissory Note payable to the Lender.

(c) Each Loan Party hereby agrees that the Lender shall in no event have any liability to the Borrower for accepting or declining to accept any Borrowing Request received from the Borrower. Each Loan Party expressly and irrevocably waives any claim it may otherwise have against the Lender based upon the Lender’s acceptance or rejection of any Borrowing Request.

(d) Upon receipt of a Borrowing Request, the Lender will review such Borrowing Request to confirm that all information contained therein and documents attached thereto are, to its satisfaction, accurate, complete and in accordance with the requirements of Section 2.02(a). Notwithstanding the above, the Lender is not required to carry out any investigation or due diligence or to seek any confirmation from any Person in respect of any Borrowing Request or any document attached thereto and the Lender shall not be responsible for any misrepresentation, inaccuracy or omission in relation to any Borrowing Request.

SECTION 2.03.  Funding and Confirmation of Loans Promissory Notes. (a) Subject to the terms and conditions of this Agreement (including, without limitation, Section 2.02(d) and 6.02, the amount of the Loan will be credited to the Borrower Account.

(b) Without prejudice to Section 2.08 (c), each Loan shall be evidenced by a Promissory Note which shall be delivered to the Lender with the applicable Borrowing Request in accordance with 2.02(b). Each Promissory Note shall be substantially in the form of Exhibit B and executed by authorized signatories of each Loan Party before a notary public in [Argentina].

(c) Within five (5) Business Days of receiving any Loan proceeds, the Borrower shall confirm such receipt in writing to the Lender. If the Borrower fails to send such confirmation within ten (10) days after such Loan proceeds are credited to the Borrower Account, the Borrower will be deemed to have accepted such Loan proceeds in the Borrower Account.

SECTION 2.04.  Termination of Facility Amount. (a) Unless previously terminated, the Facility shall terminate on the Termination Date.

(b) The Borrower may at any time terminate the Facility, the Facility Amount:

(c) The Borrower shall notify the Lender of any election to terminate the Facility at least 30 (thirty) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination of the Facility shall be permanent.

SECTION 2.05.  Repayment of Loans. The Borrower shall repay the Sum Due under each Loan on the applicable repayment date specified in the applicable Borrowing Request, which repayment date shall in no event be later than the Termination Date. If the repayment date specified in any Borrowing Request is later than the Termination Date, the Borrower shall repay the Sum Due under the applicable Loan on the Termination Date.

SECTION 2.06.  Prepayment of Loans.

(a)  The Borrower may, upon irrevocable written notice to the Lender, at any time or from time to time, prepay the Loans in whole or in part without premium or penalty. Any such notice of prepayment must be received by the Lender not later than 30 (thirty) Business Days before the date of prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice, shall be due and payable on the date specified therein.

SECTION 2.07.  Fees. If applicable: (a)Any and all fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

SECTION 2.08.  Interest. (a) Each Loan shall bear interest at the interest rate specified in the applicable Borrowing Request, without prejudice to the dispositions set forth below (the “Interest Rate”).

(b) If there is no Interest Rate indicated on the relevant Borrowing Request, the applicable Interest Rate to the Loan thereunder shall be an annual nominal rate of 9.875% (nine point eight seven five percent).

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee —if applicable— or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to 50% of the rate applicable to such Loan, plus the rate otherwise applicable to such Loan.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Facility. provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, and (ii) in the event of any repayment of any Loan, accrued interest on the principal amount repaid shall be payable on the date of such repayment.

(e) All interest hereunder shall be computed on the basis of a year of 360 days (or 361 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first and last day).

SECTION 2.09.  Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender;

(ii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender; or

(iii) subject the Lender to any Taxes (other than (A) a withholding or deduction for Taxes, (B) Other Taxes, (C) Taxes compensated for by Section 2.10(d) (or would have been compensated under Section 2.10(d) but was not so compensated solely because of any exclusion under Section 2.10(d)(ii)) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) if the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lenders capital or on the capital of the Lenders holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower wilt pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error, The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof, unless such amount is contested by the Borrower in good faith on the grounds of manifest error.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation

SECTION 2.10.  Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If a Loan Party is required by any applicable law to deduct or withhold Taxes from any such payment, then the Borrower may so deduct or withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law and, then the amount payable by the Borrower shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law and subject to all rights to dispute, delay, waive, offset or otherwise contest such payment in good faith, Other Taxes.

(c) Indemnification.

(i) The Borrower shall indemnify the Lender within 10 days after demand therefor, for the full amount of any Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) Evidence of Payments. On or before the last Business Day of each year, the Borrower shall deliver to the Lender, with respect to each payment of Taxes by the Borrower to a Governmental Authority of the Borrower’s domicile, pursuant to this Section for the immediately prior year, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to the Borrower pursuant to this paragraph (e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(f) Survival. Each party’s obligations under this Section shall survive the assignment of rights by the Lender, the termination of the Facility and the repayment, satisfaction or discharge of all Obligations under any Loan Document, as long as such assignment shall not imply greater tax expenses in connection to the assignee’s domicile.

SECTION 2.11.  Payments Generally. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees —if applicable—, or otherwise) to the Lender Account, on the respective date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees —if applicable— then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees —if applicable— then due hereunder and (ii) second, towards payment of principal then due hereunder.

SECTION 2.12.  Currency of Payment. (a) It is an essential condition of this Agreement that all payments hereunder are made in Dollars. Each Loan Party assumes and agrees to bear responsibility for any circumstance (including in particular any circumstances involving force majeure events or acts of God) occurring hereafter which may impede or make more burdensome the purchase of Dollars, and agrees, in any such event, to make use of any exchange mechanism, whether locally or abroad, that may allow it to fulfill ail of its payment obligations arising from this Agreement in Dollars. Each Loan Party hereby irrevocably waives any claim that a payment in Dollars is unfeasible (including any defense under Article 1730 of the Argentine Civil and Commercial Code) or payable in Pesos (including pursuant to Article 765 of the Argentine Civil and Commercial Code), and acknowledges that all payment obligations to be discharged on its part as provided in this Agreement shall remain in effect and be enforceable until such time as the Lender shall receive the exact amount of Dollars payable under this Agreement except as expressly provided herein.

(b) If the Borrower or any Guarantor shall not be able to repay on any Repayment Date the full amount of Dollars due by the Borrower on any such Repayment Date (the ‘‘Dollar Obligations”) by virtue of any law or any Argentine foreign exchange regulation in force on any Repayment Date, or the taking of any action by a Governmental Authority, which in any such case prohibits, prevents or limits the conversion of Pesos to Dollars or the transfer to the Lender of Dollars to repay the Dollar Obligations, then the Loan Parties shall, during the continuance of such prohibition or restriction, pay the Dollar Obligations in Dollars to the Lender through the following alternative methods:

(i) through any lawful mechanism available to the Loan Parties on the Repayment Date, including (A) the purchase with Pesos of any Dollar Securities, their sale by a Loan Party in a foreign market for Dollars and the transfer to the Lender of the sale proceeds thereof in an amount equal to the Dollar Obligations; (B) the purchase of Dollars in New York City or any other city or market in which Dollars may be purchased, with any legal tender; and (C) any other mechanism for the acquisition of Dollars in any exchange market; or

(ii) if no alternative lawful mechanism is available to the Loan Parties on the relevant Repayment Date to pay the Dollar Obligations to the Lender, then the Loan Parties, at the Lender’s written request, shall (A) purchase, with Pesos, Dollar Securities having an aggregate market price in Dollars at the time of purchase thereof at least equal to the amount of Dollar Obligations falling due on such Repayment Date; and (B) transfer to the Lender on the relevant Repayment Date such acquired Dollar Securities to the securities account of the Lender outside of Argentina to be indicated by the Lender to the applicable Loan Party. The parties agree that any transfer of Dollar Securities to the Lender under this Section shall be made pro solvendo, and shall therefore not involve or be construed as a payment of any outstanding obligations hereunder, but shall only create a security interest for the benefit of the Lender over the transferred Dollar Securities to secure payment of the Dollar Obligations payable on the relevant Repayment Date, until the Lender can sell such Dollar Securities for Dollars, and then apply the resulting sale proceeds to the payment of the Dollar Obligations. Such sale by the Lender shall take place no later than two (2) Business Days following the date of transfer of the Dollar Securities to the Lender in a New York market, or if the Dollar Securities are not traded in New York, in any other foreign market at the election of the Lender, acting reasonably. If the sale proceeds of the Dollar Securities is less than the amount of the Dollar Obligations (including interest thereon accrued until the date of sale of the Dollar Securities in accordance with this Agreement), then the applicable Loan Party shall transfer to the Lender within two (2) Business Days of the Lender’s written request, such additional quantity of Dollar Securities that shall permit the Lender to collect the full Dollar amount of such Dollar Obligations through the sale of such additional Dollar Securities. If at any time the aggregate amount of the sale proceeds of the Dollar Securities transferred to the Lender by way of security under this Section is higher than the payable Dollar Obligations, then (A) provided an Event of Default shall not have occurred and be continuing, the Lender shall promptly return the applicable excess to the applicable Loan Party; or (B) provided an Event of Default shall have occurred and be continuing, the Lender shall be authorized to set-off and apply the resulting excess against and on account of any other outstanding obligations of the Loan Parties hereunder.

(c) No payment method under this Section shall be deemed to constitute payment of the applicable obligation until receipt by the Lender of the full amount of Dollars due in respect thereof. All reasonable costs, expenses and taxes payable in connection with compliance with this Section shall be exclusively borne by the Loan Parties.

(d) Nothing in this Section shall be construed to entitle any Loan Party to refuse to make payments hereunder in Dollars as and when due for any reason whatsoever (other than full, final and indefeasible payment in cash in Dollars of all amounts due under the Loan Documents), including, without limitation, any of the following: (i) the purchase of Dollars in Argentina by any means becomes more onerous or burdensome for the Loan Parties than as of the date of this Agreement; or (ii) the exchange rate in force in Argentina increases significantly from that in effect as of the date of this Agreement.

ARTICLE III
Assigned Accounts

SECTION 3.01.        Assignment of Accounts. (a) As security for performance of all the Obligations of Borrower and as payment of the Sums Due under the Master Agreement, in the event that any commercial transaction between any Loan Party and/or its Affiliates and any of the Account Debtor is consummated, within 24 (twenty-four) hours after such commercial transaction has been agreed upon for the sale of goods by its Affiliates and/or any of the Loan Party, Borrower shall give notice to Lender of the transaction constituting the Assigned Account (including supporting agreements and/or invoices and/or other specific documents) (“Specified Assigned Accounts”), and within the referred term of 24 hours- the Loan Party undertake to sign jointly with the corresponding Affiliate and the Lender, the Assignment Agreement in accordance with the terms and conditions set forth in Exhibit C attached hereto, whose dispositions shall apply to the Specified Assigned Accounts.

(b) Since the execution of the Assignment agreement, throughout the term of the Agreement the amount of the Specified Assigned Accounts shall not he less than a 120% of all the Sums Due under the Agreement. If during the term of the Agreement the Specified Assigned Accounts do not cover the 120% of the Sums Due under the Agreement, the Lender shall include new Specified Assigned Accounts in order to comply with the referenced percentage, in accordance with the Assignment Agreement

(c) The parties hereto acknowledge that with respect to Assigned Accounts that are not Specified Assigned Accounts, (i) the Loan Parties shall retain title to and possession and control of such Assigned Accounts, which shall not be encumbered in favor of any party other than the Lender.

SECTION 3.02.        Delivery of Documents. The Borrower shall deliver to the Lender copies of all bills of lading, delivery notices, invoices and other documents relating to Specified Assigned Accounts, in each case within five (5) days of shipment of goods or delivery to or receipt from any applicable Account Debtor, as the case may be.

SECTION 3.03.        Collection. (a) The Loan Parties shall ensure that the due date for the payments under each and every Specified Assigned Account is on or before the last Repayment Date of the Loans under the Agreement pursuant to Section 2.02(a)(iii). If such due date for payment is later than such Repayment Date, the Loan Parties shall replace the applicable Specified Assigned Account with another Assigned Account pursuant to the Assignment Agreement.

(b) The Loan Parties shall notify each applicable Account Debtor of any assignment of Specified Assigned Accounts within twenty-four (24) hours of the execution of the Assignment Agreement in which such Assigned Accounts are identified as Specified Assigned Accounts and shall instruct each such Account Debtor to make payments relating to the applicable Specified Assigned Accounts to the Lender Account. The Loan Parties shall obtain the written acknowledgment and, if required under any sales contract or other instrument, consent from each Account Debtor to such assignment and will deliver a copy of such acknowledgment and, if required, consent to the Lender which shall be a condition to the Lender making the Loan requested in the applicable Borrowing Request.

(c) The Loan Parties shall ensure that all Specified Assigned Accounts and proceeds thereof are deposited into the Lender Account and shall mark conspicuously all invoices issued under the Specified Assigned Accounts with the following legend (both in Spanish and English):

“The receivable represented by this invoice, was assigned as collateral security to                      , through the Credit Agreement dated as of [                    ]. All payments relating to this invoice shall be deposited on the due date to:                          , ABA:                       , Beneficiary:                   , Account No.                       ”.

(d) If for any reason any amount relating to a Specified Assigned Account is not paid into the Lender Account by an Account Debtor, the Loan Parties agree to promptly deposit such amount into the Lender Account and until so deposited, such amount shall be held in trust for the benefit of the Lender.

SECTION 3.04.        Loan Parties Remain Liable. Each Loan Party will comply with all of its contractual obligations with any Account Debtor with respect to any Assigned Account. Anything contained herein to the contrary notwithstanding (a) the applicable Loan Party will remain liable under any Assigned Account, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Lender of any of its rights hereunder relating to the Assigned Accounts will not release such Loan Party from any of its duties or obligations under any Assigned Account and (c) the Lender will not have any obligation or liability under any Assigned Account by reason of this Agreement, nor will the Lender be obligated to perform any of the obligations or duties of such Loan Party thereunder or to take any action to collect or enforce any claim for payment relating to an Assigned Account.

ARTICLE IV
Guaranty

SECTION 4.01.        Guaranty. (a) In order to induce the Lender to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantor from the proceeds of the Loans, the Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees, as primary obligor and not merely as surety, the full and prompt payment by the Borrower when due, whether upon maturity, by acceleration or otherwise, of any and all of the Obligations of the Borrower. If any or all of the Obligations of the Borrower become due and payable hereunder and are not paid by the Borrower, the Guarantor, jointly and severally, unconditionally promises to pay such Obligations to the Lender, or order, on demand, together with any and all reasonable, invoiced and documented out-of-pocket expenses which may be incurred by the Lender in collecting any of the Obligations.

(b) Any interest on any portion of the Obligations that accrues after the commencement of any proceeding of the Borrower under any Debtor Relief Law (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such proceeding, such interest as would have accrued on such portion of the Obligations if such proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantor and the Lender that the Obligations should be determined without regard to any rule of law or order that may relieve the Borrower of any portion of such Obligations.

(c) In the event that all or any portion of the Obligations is paid by any Loan Party, (i) the obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise and (ii) any amounts that are so rescinded or recovered shall constitute Obligations guarantied hereby.

(d) Subject to the other provisions of this Article IV, upon the failure of the Borrower to pay any of the Obligations when and as the same shall become due, the Guarantor will upon demand pay, or cause to be paid, in cash, to the Lender, an amount equal to the aggregate of the unpaid Obligations.

SECTION 4.02.        Nature of Liability. The liability of the Guarantor hereunder (a) is exclusive and independent of all other liabilities (including any security for or other guaranty) in respect of the Obligations of the Borrower, whether executed by such Guarantor, any other Guarantor or by any other Person that guarantees the Obligations and (b) will not be affected or impaired by (i) any direction as to application of payment by the Borrower or by any other party, (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other Person as to the Obligations of the Borrower, (iii) any payment on or in reduction of any such other guaranty or undertaking, (iv) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (v) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (vi) any failure to perfect or continue perfection of a Lien in any collateral which secures any of the Obligations, or (vii) any other act, thing or omission, or delay to do any other act or thing, which could in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Obligations. This Guaranty constitutes a guaranty of payment and not collection.

SECTION 4.03.        Independent Obligation. A separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against the Borrower, and/or any other Person and whether or not the Borrower, or any other Person be joined in any such action or actions.

SECTION 4.04.        Authorization.

(a) The Guarantor authorizes the Lender and Borrower without notice or demand (except as required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made will apply to the Obligations as so changed, extended, renewed or altered;

(b) The Guarantor authorizes the Lender without notice or demand (except as required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i) take and hold security for the payment of the Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(ii) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(iii) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

(iv) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors,

(v) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Lender regardless of what liability or liabilities of such Guarantor or the Borrower remain unpaid; and/or

(vi) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document or any of the other instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements.

SECTION 4.05.        Reliance. It is not necessary for the Lender to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers are guaranteed hereunder.

SECTION 4.06.        Subordination. Any of the Indebtedness of the Borrower now or hereafter owing to any Guarantor is hereby subordinated to the Obligations of the Borrower, provided however, that payment may be made by the Borrower on any such Indebtedness owing to such Guarantor so long as the same is not prohibited by this Agreement; and provided further that if the Lender so requests at a time when an Event of Default exists, all such Indebtedness of the Borrower to such Guarantor will be collected, enforced and received by such Guarantor as trustee for the Lender and be paid over to the Lender on account of the Obligations of the Borrower, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any of the Indebtedness of the Borrower to such Guarantor, such Guarantor will mark such note or negotiable instrument with a legend stating that the same is subject to the terms of subordination provided herein.

SECTION 4.07.        Waiver. (a) The Guarantor waives any right (except as required by applicable statute and cannot be waived) to require the Lender to (i) proceed against the Borrower, any other Guarantor or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor or any other Person, or (iii) pursue any other remedy in the Lender’s power whatsoever. The Guarantor waives (except as required by applicable statute and cannot be waived) (x) any defense based on or arising out of any defense of the Borrower, any other Guarantor or any other Person (including any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other Person, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, such as failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction or usury), in each case other than payment in full of the Obligations; provided that any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower will operate to toll the statute of limitations as to any Guarantor and (y) any right to the deferral or modification of its obligations hereunder by reason of any proceeding under any Debtor Relief Law. The Lender may, pursuant to applicable law at its election when an Event of Default exists, foreclose on any security held by the Lender by one or more judicial or non-judicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid. Each Guarantor waives any defense arising out of any such election by the Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Person or any security.

(b) The Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Lender has no duty to advise such Guarantor of information known to it regarding such circumstances or risks.

SECTION 4.08.        Limitation on Guaranty. (a) The Guarantor acknowledges that it will receive valuable direct and/or indirect benefits as a result of the transactions financed by the Loan Documents.

(b) The Guarantor represents, warrants and agrees that it has not made a transfer or incurred any obligation under any Loan Document with the intent to hinder, delay or defraud any of its present or future creditors.

ARTICLE V
Conditions Precedent

SECTION 5.01.        Closing Date. The Facility shall not become effective and available to the Borrower until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Loan Documents. The Lender shall have received duly executed counterparts of this Agreement, in each case, properly executed by an authorized officer of the signing Loan Party and accompanied by their respective required schedules, exhibits and other attachments.

(b) Organizational Documents; Incumbency. The Lender shall have received a certificate, dated the Closing Date, from each Loan Party signed by an authorized officer thereof certifying (i) that attached thereto is a true and complete copy of (A) such Loan Party’s organizational documents and (B) written resolutions adopted by the board of directors or other governing body of such Loan Party, authorizing the execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, and (ii) as to the name, incumbency, and specimen signature of each officer of such Loan Party executing the Loan Documents to which it is intended to be a party and each other document to be delivered by such Loan Party from time to time in connection therewith (and certifying that the Lender may conclusively rely on such certificate until it receives a replacement incumbency certificate).

(c) Financial Statements. The Lender shall have received the financial statements referred to in Section 6.05.

(d) Required Documentation. The Lender shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer’ and anti-money laundering rules and regulations.

SECTION 5.02.        All Loans. The making of each Loan is additionally subject to the satisfaction of the following conditions:

(a) Borrowing Request and Promissory Note. The Lender shall have received a Borrowing Request with accompanying Promissory Note in accordance with the requirements in Section 2.02.

(b) Representations. The representations and warranties of each Loan Party set forth in this Agreement and in each other Loan Document shall be true and correct on and as of the date of such Loan.

(c) No Default. At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

Each borrowing of a Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 5.02(b).

ARTICLE VI
Representations and Warranties

Each Loan Party represents and warrants to the Lender that:

SECTION 6.01.        Organization; Powers. Each Loan Party and Rizobacter Argentina S.A. are duly organized or formed. validly existing and, as applicable, in good standing under the laws of the jurisdiction of their organization, have all requisite power and authority to carry on their business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required.

SECTION 6.02.        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its organizational documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any agreement, instrument or other undertaking to which it is a party or affecting it or its properties or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject or (c) violate any Applicable Law.

SECTION 6.03.        Governmental Approvals; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (including lessors, lenders, creditors, insurance companies or financial institutions) is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.

SECTION 6.04.        Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party to such Loan Document. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

SECTION 6.05.        Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lender, the Borrowers audited consolidated financial statements, (i) as of and for the fiscal year ended June 30th 2018. certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with Accounting Standards.

(b) Guarantor has heretofore furnished to the Lender, Guarantor’s audited consolidated financial statements, (i) as of and for the fiscal year ended June 30th 2018, audited by an external auditors to the Guarantor. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Guarantor and its consolidated Subsidiaries as of such dates and for such periods in accordance with Accounting Standards.

(c) Since June 30th 2018, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of (i) the Borrower and its Subsidiaries, taken as a whole, (ii) Guarantor and its Subsidiaries, taken as a whole, or (iii) any other Loan Party.

SECTION 6.06.        Properties. (a) Each Loan Party and Rizobacter Argentina S.A. has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each Loan Party and Rizobacter Argentina S.A. owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Loan Party or Subsidiary, to the best of their knowledge and belief, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.07.        Litigation and Environmental Matters. (a) To the best of the knowledge and belief, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, of any Loan Party, threatened against or affecting such Loan Party and/or Rizobacter Argentina S.A. (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the transactions contemplated by the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, to the best of their knowledge and belief, no Loan Party and Rizobacter Argentina S.A. (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, to the best of their knowledge and belief, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 6.08.        Compliance with Laws and Agreements. To the best of their knowledge and belief, each Loan Party and Rizobacter Argentina S.A. is in compliance with Applicable Law and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the best of their knowledge and belief, each Loan Party and/or Rizobacter Argentina S.A. have not incurred in Default or Event of Default nor is continuing.

SECTION 6.09.        Taxes. Each Loan Party and Rizobacter Argentina S.A. has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or Rizobacter Argentina S.A., as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.10.        Disclosure. Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which such Loan Party or Rizobacter Argentina S.A. thereof is subject, and ail other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of a Loan Party to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, a Loan Party represents only that such information was prepared in good faith based upon projections believed to be reasonable at the time.

SECTION 6.11.        Pari Passu Ranking. The payment obligations of the Borrower hereunder and under any Promissory Note and the guaranties of the Guarantor are, and will at all times be, unsubordinated general obligations of the applicable Loan Party, and rank and will at all times rank at least pari passu with all other present and future unsubordinated, unsecured debt of such Loan Party, according to the applicable law.

SECTION 6.12.        No immunity; Proper Legal Form; No Need to Qualify Under [the Laws of Argentina) or other applicable Law.

(a) None of the Loan Parties nor any of their properties have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States, [Argentina] or any other relevant jurisdiction in respect of its obligations under the Loan Documents. To ensure the legality, validity, enforceability or admissibility into evidence in [Argentina] of the Loan Documents, it is not necessary that the Loan Documents or any other document be filed or recorded with any Governmental Authority in [Argentina] [(except for the translation into [Spanish] of the Loan Documents by an approved translator)].

(b) Each of the Loan Documents is in proper legal form under the laws of the State of New York and Argentina for the enforcement thereof against any of the Loan Parties party thereto under such laws A Promissory Note, constitutes a titulo ejecutivo under the Laws of

[Argentina]. The submission to jurisdiction, appointment of the Process Agent, and the consents and waivers by the Loan Parties in Section 10.09 of the Agreement are valid and irrevocable.

SECTION 6.13.        Exchange Controls. Under current laws and regulations of [Argentina] and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made on the Loan or otherwise pursuant to the Loan Documents may be freely transferred out of [Argentina] and may be paid in, or freely converted into, United States Dollars.

ARTICLE VII
Affirmative Covenants

Until the Facility has expired or been terminated and the principal of and interest on each Loan and all Obligations hereunder shalt have been indefeasibly paid in full in cash, each Loan Party covenants and agrees with the Lender that’

SECTION 7.01.        Financial Statements; Other Information. Each Loan Party (as applicable) will furnish to the Lender:

(a) within 120 days after the end of each fiscal year (beginning with the fiscal year ending June 30th 2018) of the Borrower, the Borrower’s audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with the Accounting Standards consistently applied;

(b) within 60 days after the end of each fiscal quarter (beginning with the fiscal quarter ending June 30th 2018) of the Borrower, the Borrower’s unaudited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter, and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the applicable quarter in) the previous fiscal year , all certified by one of its Financial Officers to the effect that such consolidated financial statements present fairly in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with the Accounting Standards consistently applied, subject to normal year-end audit adjustments;

(c) within 120 days after the end of each fiscal year (beginning with the fiscal year ending June 30th 2018) of Guarantor, Guarantor’s audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects, the financial condition and results of operations of Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with the Accounting Standards consistently applied;

(d) within 60 days after the end of each fiscal quarter (beginning with the fiscal quarter ending June 30th 2018) of Guarantor, Guarantor’s unaudited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter, and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the applicable quarter in) the previous fiscal year, all certified by one of its Financial Officers to the effect that such consolidated financial statements present fairly in all material respects, the financial condition and results of operations of Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with the Accounting Standards consistently applied, subject to normal year-end audit adjustments;

(e) within 10 days after the end of each fiscal quarter, (i) a list of all Indebtedness of the Borrower and each of its Affiliates, the outstanding amount thereof and the party to which such Indebtedness is owed, and (ii) the aggregate amount of sales of the Borrower and of each of its Affiliates:

(f) promptly (but within 5 Business Days) following any request therefor, such other information regarding the operations, business affairs and financial condition of a Loan Party or any Subsidiary of a Loan Party, or compliance with the terms of this Agreement or any other Loan Document, as the Lender may reasonably request.

SECTION 7.02.        Notices of Material Events. Each Loan Party will furnish to the Lender prompt written notice (within 2 Business Days) of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such Loan Party or Rizobacter Argentina S.A. that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, exceeding $ 5,000,000.00 either individually or in the aggregate in any fiscal year;

(c) any loss or damage to any property or asset of a Loan Party in an amount in excess of $5,000,000.00 either individually or in the aggregate in any fiscal year; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Loan Party setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 7.03.        Existence; Conduct of Business. Each Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.05.

SECTION 7.04.        Payment of Obligations. Each Loan Party will, and will cause Rizobacter Argentina S.A. to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Rizobacter Argentina S.A. has set aside on its books adequate reserves with respect thereto in accordance with the Accounting Standards and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.05.        Maintenance of Properties; Insurance. Each Loan Party will, and will cause Rizobacter Argentina S.A. to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and nationally and internationally reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 7.06.        Books and Records; Inspection Rights. Each Loan Party will, and will cause Rizobacter Argentina S.A. to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause Rizobacter Argentina S.A. to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and perform such audits, all at such reasonable times and as often as reasonably requested by the Lender.

SECTION 7.07.        Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with (a) Applicable Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) all the requirements and demands from the Banco Central de la Republica Argentina and immediately provide evidence reasonably satisfactory to Lender of such compliance.

SECTION 7.08.        Anti-Corruption Laws. (a) Each Loan Party will ensure that none of the proceeds from any Loan will be used for any purpose which would breach any Anti-Corruption Law.

(b) Each Loan Party will, and will ensure that each of its Subsidiaries will, (i) at all times be in compliance with all applicable Anti-Corruption Laws; and (ii) maintain policies and procedures designed to promote and achieve compliance with such laws.

(c) Each Loan Party will ensure that each of its and its Subsidiaries’ respective officers, directors, employees, shareholders, partners, agents, Affiliates and representatives are at all times in compliance with all applicable Anti-Corruption Laws.

SECTION 7.09.        Accuracy of Information. To the best of their knowledge and belief, each Loan Party will ensure that any information, including financial statements or other documents, furnished to the Lender in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.

ARTICLE VIII
Negative Covenants

Until the Facility has expired or terminated and the principal of and Interest on each Loan and all Obligations hereunder have been indefeasibly paid in full in cash, each Loan Party covenants and agrees with the Lender that:

SECTION 8.01.        Loans and Guarantees. A Loan Party will not have, and will not permit Rizobacter Argentina S.A. to have, Loans and Guarantees. including for this matter any kind of loan that any or the Debtors and/or its Subsidiaries may grant-in an aggregate principal amount exceeding $1,500,000.00 at any time outstanding by the Debtors and/or by Rizobacter Argentina SA; provided that the aggregate principal amount of Indebtedness of the Borrower’s Subsidiaries permitted by this clause (d) shall exceed S 1,500,000.00 at any time outstanding.

SECTION 8.02.        Liens. A Loan Party will not, and will not permit Rizobacter Argentina S.A. to, create, incur, assume, or permit to exist any Lien on any of it property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents securing the Obligations; and

(b) other Liens securing Loans And Guarantees in an aggregate amount not exceeding $1,500,000.00 at any time by the Debtors and/or by Rizobacter Argentina S.A..

SECTION 8.03.        Negative Pledge. A Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts, or imposes any condition upon the ability of such Loan Party to create, incur or permit, to exist any Lien upon any of its property or assets.

SECTION 8.04.        Dividend Payments. A Loan Party will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Dividend Payment.

SECTION 8.05.        Fundamental Changes. (a) A Loan Party will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Loan Party in a transaction in which the surviving entity is such Loan Party, (iii) Rizobacter Argentina S.A. may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Loan Party, and (iv) Rizobacter Argentina S.A. may liquidate or dissolve if the applicable Loan Party which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lender, with the exception of the asset sale to Union Acquisition Corporation.

(b) The Borrower will not engage to any material extent in any business other than businesses of the type conducted by the Borrower on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 8.06.        Use of Proceeds. The proceeds of the Loans will not be used for any purpose other than to finance working capital and for the working capital needs of the Borrower, including, without limitation, payments in respect of intercompany loans, and refinancings.

SECTION 8.07.        Replacement of auditors. The Borrower shall abstain from replacing the auditors unless prior written consent from the Lender, except if the auditors are replaced by a “Big Four”‘s firm, i.e., any of the following: Price Waterhouse & Co. S.R.L„ Deloitte & Co. S.R.L., Pistrelli, henry Martin & Asociados S.R.L. (a firm of Ernst & Young Global) and KPMG sociedad civil de argentina; or possesses similar characteristics, at Lender’s full satisfaction;

ARTICLE IX
Events of Default

SECTION 9.01.        Events of Default. Any of the following events shall constitute an “Event of Default”:

(a) Non-Payment of Principal. The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether on the applicable Repayment Date, or otherwise;

(b) Non-Payment of Other Amounts. The Borrower shall fail to pay any interest on any Loan or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days after notice thereof from the Lender to the Borrower;

(c) Specified Covenants. A Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 7.02(a), 7.03, 7.05, 7.05, 7.08 and/or in Article VIII or Article

(d) Other Defaults. A Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (c) of this Section), and such failure shall continue unremedied fora period of five (5) days after notice thereof from the Lender to such Loan Party:

(e) Misrepresentation. Any representation or warranty made or deemed made by or on behalf of any Loan Party or Rizobacter Argentina S.A. in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(f) Cross-Default. (i) A Loan Party or Rizobacter Argentina S.A. shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness, including, but not limited to, any current or future Indebtedness owed by such Loan Party or Rizobacter Argentina S.A.- (other than Indebtedness under the Loan Documents) in each case beyond the applicable grace period with respect thereto, if any; or (ii) a Loan Party or Rizobacter Argentina S.A. shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such documents;

(g) Insolvency. A Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(h) Involuntary Proceeding. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Voluntary Proceeding. A Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $ 5,000,000.00 shall be rendered against a Loan Party and/or Rizobacter Argentina S.A. and the same shall remain undischarged for a period of sixty (60) days following the date due established by a final, non-appealable judgment determined by a court of competent jurisdiction during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Loan Party or Rizobacter Argentina S.A. to enforce any such judgment; or in the event of any attachment or any provisional remedy/preliminary measures were granted over the property, assets, or rights of any of the Debtors, or a legal prohibition from disposing of any of the property of any of the Debtors were ordered in an amount (considered the attachment or provisional remedy/preliminary measures whether individually or jointly) exceeding $ 5,000,000.00 during the life of this Agreement, and such attachments and/or provisional remedies were not released or cancelled for any reason whatsoever within 30 (thirty) judicial business days following a request to release the attachment and/or cancel the provisional remedy, which should be made at the first procedural opportunity;

(k) Invalidity of Loan Documents. Any Loan Document for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability under any Loan Document or any provision thereof to which it is a party;

(l) Specified Assigned Accounts. (i) The Loan Parties, their Affiliates and/ or any Account Debtor shall terminate any agreement originating an Specified Assigned Account, (ii) the Borrower shall fail to comply with any of its obligations under any agreement originating an Specified Assigned Account or (iii) the amount of the Specified Assigned Accounts shall at any time be less than the amount specified in Section 3.01(b);

(m) Material Adverse Effect. A Material Adverse Effect shall occur; or

(n) Change of Control, A Change of Control shall occur.

SECTION 9.02.        Remedies. If any Event of Default (other than any event described in clause (h) or (i) of Section 9.01 occurs and is continuing, after the applicable cure period, if any, specified in Section 9.01, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times:

(a) terminate the Facility, and thereupon the Facility shall terminate immediately: and

(b) declare the lapse of all terms and deadlines established in this Agreement and declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In case of any event described in clause (h) or (i) of Section 9.01, the Facility shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE X
Miscellaneous

SECTION 10.01.  Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i) if to the Borrower, to 1345 Avenue of the Americas, New York, NY 10105, USA; (Linklaters LLP, Conrado Tenaglia Conrado.tenaglia@linklaters.com), USA,

(ii) if to Guarantor, to 1345 Avenue of the Americas, New York, NY 10105, USA; (Linklaters LLP, Conrado Tenaglia Conrado.tenaglia@linklaters.com), USA,

and

(iii) if to the Lender, to BAF LATAM at De Boelelaan 7, 1083HJ, Amsterdam, The Netherlands. Attention of Dolores Beramendi And Analia Moreda (Email:DBeramendi@bafcapital.net/AMoreda@bafca pital.net)

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through e-mail, to the extent provided in paragraph (b) below, shall be effective as provided therein.

(b) Electronic Communications. Notices and other communications to the Lender or any Loan Party may be delivered or furnished by using e-mail pursuant to procedures approved by the Lender or such Loan Party; provided that the foregoing shall not apply to notices pursuant to 0 unless otherwise agreed by the Lender. The Lender or any Loan Party may, in its discretion, agree to accept notices and other communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address. Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 10.02.  Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shalt any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Lender.

SECTION 10.03.  Expenses; Indemnity; Damage Waiver. If applicable (a) The Borrower shall pay (I) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the preparation, negotiation, execution, delivery and administration of any amendments, modifications or waivers of the provisions of this Agreement or any other Loan Document, and (ii) out-of-pocket expenses reasonably incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Loan Parties shall indemnify the Lender (and any agent or Related Party thereof) (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the fullest extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable not later than 48 hours after demand therefor once obtained final and non-appealable judgment.

(e) Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 10.04.  Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (I) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void), and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may at any time assign any or all of its rights and obligations under this Agreement without the consent of the Borrower, excepting the case where the address of the assignee generates an increase of the taxes to be paid by the Borrower as specified under Section 2.10, in which case the Lender shall have the Borrower’s written consent. From and after the effective date of any assignment, the assignee shall be a Lender under this Agreement and have the rights and obligations of the Lender under this Agreement, and the assigning Lender shall be released from its obligations under this Agreement and shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09 and 2.10 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c) Participations. The Lender may at any time, with notice to the Borrower, and in case that due to the address of the participant generates an increase of the taxes in charge of Borrower-as specified in Section 2.10-, the Lender shall have the Borrower’s written consent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Facility and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged; (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations; and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 2.10 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 10.04(b); provided that such Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.10, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were the Lender.

SECTION 10.05.  Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of any Loans. regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement is outstanding and unpaid and so long as the Facility has not expired or terminated. The provisions of Sections 2.09, 2.10 and 10.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Facility or the termination of this Agreement or any provision hereof.

SECTION 10.06.  Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signatures of each Loan Party. Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.08.  Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or an Affiliate of the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

SECTION 10.09.  Governing Law; Jurisdiction:  Consent to Service of Process. (a) This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.

(b) Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party thereof in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Loan Parties or their respective properties in the courts of any jurisdiction.

(c) Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

(e) Each Loan Party hereby irrevocably designates, appoints and empowers Linklaters LLP at 1345 Avenue of the Americas, New York, NY 10105 , USA; (Linklaters LLP, Conrado Tenaglia Conrado.tenaglia@linklaters.com), USA (the “Process Agent”) as an authorized designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York relating to this Agreement or any other Loan Document. If for any reason the Process Agent shall cease to be available to act as such, the Loan Parties agree to promptly appoint a successor agent reasonably satisfactory to the Lender.

SECTION 10.10.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.  Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of a Loan Party or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than a Loan Party that has not breached this Section. For the purposes of this Section, “Information” means all information received from a Loan Party relating to the Loan Parties, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be deemed to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13.  Payments Set Aside. To the extent that any payment by or on behalf of a Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 10.14.  Judgment Currency. This is a transaction as to which the specification of Dollars is of the essence, and the obligations of the Loan Parties under this Agreement and the other Loan Documents to make payments to the Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of Dollars payable to it under this Agreement or any other Loan Document or in connection herewith or therewith. If, for purposes of obtaining a judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the “judgment currency”), the rate of exchange shall be that at which, in accordance with normal banking procedures, the Lender could purchase such Dollars in New York City with the judgment currency on the Business Day immediately preceding the day on which such judgment is rendered. The obligations of a Loan Party in respect of any such sum due from it to the Lender hereunder or under any other Loan Document or other agreement related hereto or thereto shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be due hereunder or thereunder in the judgment currency the Lender may, in accordance with normal banking procedures, purchase and transfer Dollars to the United States with the amount of the judgment currency so adjudged to be due. The Borrower, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Lender against, and to pay the Lender on demand, in Dollars, the amount (if any) by which the sum originally due to the Lender in Dollars exceeds the amount of the Dollars so purchased and transferred.

SECTION 10.15.  Waiver of Immunity. To the extent that a Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its properties, each Loan Party irrevocably waives that immunity in respect of its obligations under this Agreement or the other Loan Documents.

SECTION 10.16.  Release of Collateral. Each Collateral Document and the Liens created thereunder will terminate on the Termination Date or if later, when the Lender is satisfied that all Obligations then due and owing have been paid in full in cash.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.

BIOCERES S.A.,	BAF LATAM CREDIT FUND B.V.,
as Borrower	as Lender

By:	By:

/s/ Gloria Montaron Estrada	/s/ Analia Moreda
Name: Gloria Montaron Estrada	Name: Analia Moreda
Title: Attorney in fact	Title: Attorney in fact

RASA HOLDING LLC,
as Guarantor

By:

/s/ Gloria Montaron Estrada
Name: Gloria Montaron Estrada
Title: Attorney in fact

Exhibit A — Borrowing Requests

Exhibit B — Promissory Notes

Exhibit C — Assignment Agreement

Schedule 1 — Account Debtor

Schedule 4 — Existing Shareholders

Schedule 7.07  -Disclosed Matters

As of the date of the execution of the present Agreement, the Borrower informs that there are no Disclosed Matters

Schedule 8.01  -Indebtedness